Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 March 12, 2014

Overview

 March 2014

 Key Facts

 ■  Headquarters: Zurich, Switzerland

 ■  Employees: 46,000

 ■  Listing: Registered shares of Credit Suisse Group AG (CSGN) are listed in Switzerland (SIX) and as American Depositary  Shares (CS) in New York (NYSE)

 ■  Market Capitalization (CHF) 43,526 million as of December 31, 2013

 ■  Total Assets (CHF) 872,602 million as of December 31, 2013

Credit Suisse

We believe that our ability to serve clients globally with solutions tailored to their needs gives us a strong advantage in today’s rapidly changing and highly competitive marketplace.

We operate as an integrated bank, combining our strengths and expertise in our two global divisions, Private Banking & Wealth Management and Investment Banking, to offer our clients advisory services and customized products. Our divisions are supported by our Shared Services functions, which provide corporate services and business solutions while ensuring a strong compliance culture.

Private Banking & Wealth Management

Private Banking & Wealth Management offers comprehensive advice and a broad range of financial solutions to private, corporate and institutional clients – from simple investment funds to multi-asset class solutions, including equities, fixed income products or alternative investments. In Wealth Management Clients, we serve more than two million clients, including ultra-high-net-worth and high-net-worth individual clients around the globe and private clients in Switzerland. Our Corporate & Institutional Clients business is an important provider of financial products and services, serving the needs of over 100,000 corporations and institutions, mainly in Switzerland. Asset Management offers a wide range of investment products and solutions across asset classes and all investment styles, serving governments, institutions, corporations and individuals worldwide.

Investment Banking

Investment Banking provides a broad range of financial products and services, with a focus on businesses that are client-driven, flow-based and capital-efficient. Our suite of products and services includes global securities sales, trading and execution, prime brokerage and capital raising and advisory services, as well as comprehensive investment research. Our integrated business model enables us to gain a deeper understanding of our clients and deliver creative, high-value, customized solutions based on expertise from across Credit Suisse.

Credit Suisse	Credit Suisse	Credit Suisse	Credit Suisse
Paradeplatz 8	One Cabot Square	Eleven Madison Avenue	L88 International Commerce Centre
8070 Zurich	London E14 4QJ	New York, NY 10010	1 Austin Road West, Kowloon
Switzerland	United Kingdom	United States	Hong Kong

credit-suisse.com

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable term sheet and/or pricing supplement, the relevant product supplement, if applicable, the relevant underlying supplement, if applicable, the Prospectus Supplement dated March 23, 2012, and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in the offering will arrange to send you the applicable term sheet and/or pricing supplement, relevant product supplement, if applicable, relevant underlying supplement, if applicable, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.